Exhibit 10.3

St. Paul Travelers 385 Washington Street St. Paul, MN 55102-1396 651-310-7911 TEL www.stpaultravelers.com

April 27, 2005

William Heyman

1111 Park Avenue, Apt# 9C

NY, NY 10128

Dear Bill:

The purpose of this letter agreement (“Letter Agreement”) is to confirm our respective understandings and agreements regarding your waiver of rights and agreement to certain terms under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy (the “Policy”) in exchange for consideration from The St. Paul Travelers Companies, Inc. (the “Company”), as set forth in this Letter Agreement.

I.                                         PAYMENT TERMS

For purposes of this Letter Agreement and the Policy, it is agreed that (a) there has been a Change in Control for purposes of the Policy, and (b) you would be entitled to receive severance benefits under the Policy if you had a Qualifying Termination (as defined under the Policy) and signed a Release and Separation Agreement.  In exchange for your waiver of rights under the Policy and agreement to the terms of this Letter Agreement, the Company agrees to pay and provide: (i) a cash payment of One Million Eight Hundred Fifty One Thousand Six Hundred Sixty Nine Dollars ($1,851,669), less applicable withholdings (the “Cash Payment”); and (ii) excise tax treatment pursuant to Section 4(a) of and Exhibit A to the Policy [the combination of (i) and (ii) referred to as the “Benefits”].  If the Internal Revenue Code would otherwise impose an excise tax on the Cash Payment because the payment is considered an “excess parachute payment,” the Company shall provide a gross-up payment to offset the excise tax.  However, if the Cash Payment would not be subject to the excise tax if it were reduced by less than 10% of the portion that would be treated as an “excess parachute payment” under the Internal Revenue Code, then the Cash Payment shall be reduced to the maximum amount that could be paid without giving rise to the excise tax.  Payment will be made within 20 days of the date this Letter Agreement is executed by both parties.

II.                                     WAIVER OF RIGHTS

As a material inducement for Company to provide the consideration set forth in Section I of this Letter Agreement, you have agreed to waive any rights you may have had under the Policy.  You acknowledge that the consideration is good and valuable consideration in exchange for this Letter Agreement.

III.                                 SEPARATION OF EMPLOYMENT

A.                                    Covenants Not to Solicit/Interfere.  As further material inducement for Company to enter into this Letter Agreement, you agree that if your employment with Company terminates prior to April 2, 2008, you will be subject to the following restrictive covenants:

You acknowledge and agree that, by virtue of opportunities derived from your access to confidential information and employment with Company, you are capable of significantly and adversely impacting the existing relationships of Company with its clients, customers, policyholders, vendors, consultants, employees, and/or agents.  You acknowledge that Company has a legitimate interest in protecting these relationships against solicitation and/or interference by you for a reasonable period of time following the date on which you leave the Company (“Separation Date”).  Accordingly, the parties agree that the covenants described in this Section and its subparts shall apply for a duration of twelve (12) months following the Separation Date (“the Restricted Period”).  You acknowledge and agree that the covenants described in this Section and its subparts are expressly intended to protect and preserve the legitimate business interests and goodwill of Company.  You acknowledge that the Cash Payment received includes fair consideration for these covenants.  You further acknowledge and agree that your breach of this Section and its subparts will cause Company irreparable injury and damage that cannot be reasonably or adequately compensated by monetary damages.  You, therefore, expressly agree that Company shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Section and its subparts, in addition to such other remedies as are legally available to Company.  You will expressly waive the claim that Company has an adequate remedy at law.

1.                                       Solicitation of Employees.  You shall not, without the prior written consent of Company, at any time during the Restricted Period, directly or indirectly, solicit, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by any Company on the Separation Date or thereafter or, on behalf of you or any other person, hire, employ or engage any such person.  You further agree that, during such time, if a person who is employed by Company contacts you about prospective employment, you will inform such person that you cannot discuss the matter, unless and until consent of Company has been obtained.  For purposes of this subsection, requests for consent must be delivered via facsimile to John Clifford, the Senior Vice President of Human Resources for the Company (or his successor), with the original sent via certified mail to Kenneth F. Spence, III, Executive Vice President and General Counsel for the Company (or his successor).

2.                                       Solicitation of and/or Interference with Existing Commercial Relationships.  You shall not, without the prior written consent of Company, at any time during the Restricted Period, directly or indirectly, solicit any person or entity, who or that, as of the Separation Date, was or is a client, customer, policyholder, vendor, consultant or agent of any Company, to discontinue business with Company, and/or move that business elsewhere or otherwise change an existing customer relationship with Company.  You further agree that, during such time, if such a client, customer, policyholder, vendor, consultant or agent contacts you about discontinuing business with Company, and/or moving that business elsewhere, or otherwise changing an existing commercial relationship with Company, you will inform such client, customer, policyholder, vendor, consultant or agent that you cannot discuss the matter without notifying Company.  Prior to any discussion of the matter, you are obligated to notify Company of the name of the person who made the contact, the customer, policyholder, vendor, consultant or agent with whom the person is affiliated, and the nature and the date of the contact. After notifying Company of the contact, you must receive written consent from Company before discussing the matter with such client, customer, policyholder, vendor, consultant or agent.  For purposes of this subsection, notification and requests for consent must be delivered via facsimile to the current Executive Vice President of the business unit for which you worked as of the Separation Date, with the original sent via certified mail to Kenneth F. Spence, III, Executive Vice President and General Counsel for the Company (or his successor).

IV.                                SATISFACTION OF OBLIGATIONS

The Consideration to be provided under Section I of this Letter Agreement is in satisfaction of, and not in addition to, payments otherwise provided under the Policy or any other Company severance plan or contractual agreement under which you could assert that Company is obligated to provide benefits, for a period extending three (3) years from the date this Letter Agreement is executed.

V.                                    MISCELLANEOUS PROVISIONS

A.                                   Amendment or Termination.  This Letter Agreement may not be amended or terminated without the prior written consent of you and Company.

B.                                     Execution.  This Letter Agreement may be executed in any number of counterparts that together shall constitute but one agreement.  However, the Letter Agreement shall not be effective until it has been executed by both parties.

C.                                     Assignment.  The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign its rights or delegate its obligations to any direct or indirect wholly owned subsidiary of The St. Paul Travelers Companies, Inc., without your consent.  This Letter Agreement shall be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives.

D.                                    Release.  In consideration of the payments contemplated herein, you will execute a release in its customary form, releasing Company from all claims arising from your employment through the date on which you sign this Letter Agreement.

E.                                      Arbitration; Governing Law.  Any controversy or claim between Company and you arising out of this Letter Agreement will be resolved by binding arbitration in the State of Minnesota using the Laws of the State of Minnesota in accordance with the Arbitration Rules of the American Arbitration Association. Any judgment on the award rendered by the arbitration(s) may be entered in any court having jurisdiction over such matters.

If you are in agreement with the terms of this letter, please indicate that acceptance by signing below. Keep one original for your files and return the other to me. To the extent that the content of this letter conflicts in any way with previous written or oral communication between you, me or any other representatives of The St. Paul Travelers Companies, Inc., the content of this letter will control and take precedence over such previous communication.

Entered into this 29th day of April, 2005.

WILLIAM HEYMAN	THE ST. PAUL TRAVELERS COMPANIES, INC.

/s/ William H. Heyman	By:	/s/ John P. Clifford

	Its:	SVP – HR
4/29/05